As filed with the Securities and Exchange Commission on September 10, 2021

Registration No. 333-211168

Registration No. 333-211172

Registration No. 333-174916

Registration No. 333-139583

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-211168

FORM S-8 REGISTRATION STATEMENT NO. 333-211172

FORM S-8 REGISTRATION STATEMENT NO. 333-174916

FORM S-8 REGISTRATION STATEMENT NO. 333-139583

UNDER

THE SECURITIES ACT OF 1933

ORBCOMM Inc.

(Exact name of registrant as specified in its charter)

Delaware	41-2118289
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ORBCOMM Inc. 2016 Long-Term Incentives Plan

ORBCOMM Inc. 2016 Employee Stock Purchase Plan

ORBCOMM Inc. 2006 Long-Term Incentives Plan

(Full titles of the plan(s))

395 W. Passaic Street

Rochelle Park, New Jersey 07662

(703) 433-6300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CHRISTIAN G. LE BRUN, Esq.

Executive Vice President,

Chief Legal and Human Resources Officer

ORBCOMM, Inc.

395 W. Passaic Street

Rochelle Park, New Jersey 07662

(703) 433-6300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of ORBCOMM Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-211168	May 5, 2016	ORBCOMM Inc. 2016 Long-Term Incentives Plan	6,949,400
333-211172	May 5, 2016	ORBCOMM Inc. 2016 Employee Stock Purchase Plan	5,000,000
333-174916	June 15, 2011	ORBCOMM Inc. 2006 Long-Term Incentives Plan	5,000,000
333-139583	December 21, 2006	ORBCOMM Inc. 2006 Long-Term Incentives Plan	4,658,207

On April 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GI DI Orion Acquisition Inc, a Delaware corporation (“Parent”) and GI DI Orion Merger Sub Inc, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on September 1, 2021, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochelle Park, State of New Jersey, on September 10, 2021.

ORBCOMM INC..

By:	/s/ Christian G. Le Brun
Name:	Christian G. Le Brun
Title:	Executive Vice President, Chief Legal and Human Resources Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

3